Exhibit 5.1

December 27, 2024

Board of Directors

American Battery Technology Company

100 Washington Street

Suite 100

Reno, NV 89503

Ladies and Gentlemen:

We have acted as counsel to American Battery Technology Company, a Nevada corporation (the “Company”), in connection with the issuance and sale (the “Offering”) by the Company of up to an aggregate of (i) 3,773,586 shares (the “Shares”) of its common stock, par value $0.001 per share (“Common Stock”), and (ii) warrants exercisable for up to 3,773,586 shares of Common Stock (the “Warrant Shares” and together with the warrants and Shares, the “Securities”), pursuant to the Company’s effective registration statement on Form S-3 (No. 333-276329) (the “Registration Statement” and the base prospectus that was contained in the Registration Statement when it was filed is hereinafter referred to as the “Base Prospectus”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on December 29, 2023, as amended by Pre-Effective Amendment No. 1 thereto, filed with the Commission on June 12, 2024, and declared effective by the Commission on June 24, 2024, and the prospectus supplement, dated December 26, 2024 and filed with the Commission on December 27, 2024 pursuant to Rule 424(b)(5) promulgated under the Securities Act (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”). The Securities are being sold pursuant to the Securities Purchase Agreement, dated December 26, 2024, by and among the Company and certain investors (the “Securities Purchase Agreement”).

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act in connection with the Registration Statement, and no opinion is expressed or may be implied herein as to any matter pertaining to the contents of the Registration Statement other than as to the valid issuance of the Securities.

We have examined copies of such corporate records, agreements, documents and other instruments of the Company and other certificates and documents of officials of the Company, public officials, and others, as we have deemed appropriate for purposes of this letter. We have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We have assumed for purposes of this opinion: (a) information contained in documents reviewed by us is true, complete and correct; (b) the genuineness and authenticity of all signatures on original documents; (c) the accuracy and completeness of all documents delivered to us and the authenticity of all documents submitted to us as originals; (d) the conformity to originals of all documents submitted to us as copies; (e) the accuracy, completeness and authenticity of certificates of public officials; (f) the legal capacity of all natural persons; and (g) the due authorization, execution and delivery of all documents by parties other than the Company. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

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Holland & Hart LLP Anchorage Aspen Billings Boise Boulder Cheyenne Denver Jackson Hole Las Vegas Reno Salt Lake City Santa Fe Washington, D.C.

December 27, 2024

We are opining herein as to Title 7 of the Nevada Revised Statutes, as amended, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Securities, when issued by the Company against payment therefor in the circumstances contemplated by the Prospectus and Securities Purchase Agreement, will have been duly authorized for issuance by all necessary corporate action by the Company, and will be validly issued, fully paid and non-assessable.

We expressly disavow any obligation to advise you with respect to future changes in law or in our knowledge or as to any event or change of condition occurring subsequent to the date of this letter. This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on December 27, 2024, and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

/s/ Holland & Hart LLP